Exhibit 23.1

CONSENT OF INDEPENDENT REGISTRATION PUBLIC ACCOUNTING FIRM

Capstone 72, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated April 2, 2026 except for the effects of the share split disclosed in Note 9, as to which the date is May 18, 2026, with respect to the consolidated financial statements of Capstone 72, Inc. and its subsidiaries as of and for the years ended December 31, 2025 and 2024 in this Registration Statement on Form S-11. We also consent to the reference of our firm under the caption “Experts” in this Registration Statement.

/s/ Montis CPA Limited (formerly known as “Vocation HK CPA Limited”)

Hong Kong

June 23, 2026